EXHIBIT 3.1

CERTIFICATE OF TRUST

OF

GULF COAST ULTRA DEEP ROYALTY TRUST

This Certificate of Trust of Gulf Coast Ultra Deep Royalty Trust (the “Trust”) has been duly executed and is being filed by the undersigned trustees of the Trust, to form a statutory trust pursuant to the Delaware Statutory Trust Act, 12 Del. C. §§ 3801 et seq. (the “Act”).

1. Name. The name of the statutory trust formed hereby is Gulf Coast Ultra Deep Royalty Trust.

2. Delaware Trustee. The name and business address of the trustee of the Trust with its principal place of business in the State of Delaware are Wilmington Trust, National Association, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890.

3. Effective Date. This Certificate of Trust shall be effective upon filing in the Office of the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned, being all of the trustees of the Trust, have executed this Certificate of Trust in accordance with Section 3811(a) of the Act.

/s/ Kathleen L. Quirk
Name: Kathleen L. Quirk Regular Trustee

/s/ Douglas N. Currault II
Name: Douglas N. Currault II Regular Trustee

WILMINGTON TRUST, NATIONAL ASSOCIATION,
not in its individual capacity but solely as a trustee of the Trust

By:	/s/ Joseph B. Feil
Name: Joseph B. Feil Title: Vice President